Exhibit 10.2

September 8, 2021

Plasma Innovative Inc.

523 School House Rd.

Kennett Square, PA 19348.

Re: Start up Loan

I, Zhi Yang, founder and Chairman of Plasma Innovative Inc., hereby agree to loan up to $200,000 to Plasma Innovative Inc. as necessary for covering its operating costs.

Interest on any loan will accrue at the rate of 3% per annum. This promise to loan will terminate on June 30, 2022.

Sincerely,

/s/ Zhi Yang

Zhi Yang